SUB-ITEM 77(H)
CHANGES IN CONTROL OF REGISTRANT

On October 30, 2015, the Forum Funds Trust ceased to publicly offer shares of Carne Hedged Equity Fund (the “Fund”). On December 7, 2015, the Fund had no shareholders and ceased operations.